COEUR RECEIVES RULING ON KENSINGTON GOLD MINE

COEUR D’ALENE, Idaho – May 22, 2007 – Coeur d’Alene Mines Corporation (NYSE:CDE) (TSX:CDM) said today that a three-judge panel of the United States Court of Appeals for the Ninth Circuit, consistent with its March 16, 2007 order, today issued a ruling that overturns a lower court decision that had upheld the validity of the 404 permit for the Kensington gold mine in Alaska. The United States Army Corps of Engineers, in consultation with the United States Environmental Protection Agency, had issued the tailings disposal permit to Coeur in 2005 pursuant to authority granted to the Corps of Engineers under Section 404 of the Clean Water Act.

As previously disclosed in the Company’s March 17 press release, the company is continuing to review its options, including possible appeals to a 15-judge panel of the Ninth Circuit and the Supreme Court of the United States.

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Tanzania.

Contact:
Coeur d’Alene Mines Corporation
Director of Investor Relations
Tony Ebersole
208-665-0777

Cautionary Statement

Company press releases may contain numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the company’s control. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information in this document. Mr. Birak has reviewed the available data and procedures and believes the collection of exploration data and calculation of mineral reserves reported in this document was conducted in a professional and competent manner. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each project as filed on SEDAR at www.sedar.com.